This is My Trail.mp4 (1m 37s) 1 speaker (Speaker 1)

[0:00:04] Speaker 1: GoLite was not a perfect company, but the idea of GoLite was perfect. When we trusted who we were, we built things we loved using. We changed how people looked at nature, how they enjoyed time outdoors, how they spent time with each other. GoLite didn't fail. The company we built failed GoLite. The design of a tent isn't finished until people depend on it like they do their own home. A jacket isn't done until you only notice its absence. We can develop packs that are even lighter and more comfortable. We want to empower everyday people to go as far as they want on whatever trail they set out on. No other company believes what we believe. No other company can do what we do. We still play an irreplaceable role for people who want to fully enjoy the time they spend together outside. I will build the company the idea of GoLite deserved. This is my calling, this is my time, this is my trail. [0:01:14]



2017 Investor Presentation.mp4 (9m 25s) 1 speaker (Demetri C. )

[0:00:00] Demetri C. : Welcome to the My Trail Company Investment Presentation. I'm Demetri Coupounas, Founder and CEO of My Trail. My Trail Company Provides investors a unique opportunity. I founded GoLite, which achieved 17.5 million dollars in peak annual sales. My Trail acquired the proven product designs, and 150,000 customer email list GoLite developed over 16 years. GoLite did many things well. Where GoLite needed to improve, My Trail is doing better. My Trail achieved its first month of profitability in December 2016, selling only a handful of core products. Packs, shelters, down jackets, and accessories. In 2017 we're expanding our line to include Ultralite, and Hyperlite Performance Apparel, packs and shelter, and trail essential accessories, while keeping expenses low. Through 2016, we raised over $715,000 from over 270 customers. As we continue to raise, we'll accelerate the expansion of our product line. Investors receive a 20% discount on product purchases and preferred shares, earning 10% annual dividends paid in cash, or accrued and paid upon liquidation or redemption. Outdoor customers care about three things. Is it high performance, is it responsibly made, can I afford it? Most brands are built to satisfy one or two of these dimensions. My Trail is built to provide customers high performance outdoor apparel and equipment, that is responsibly made, and affordable. For us, high performance means compact, and it means the right balance between lightweight, and durability. We believe that responsible manufacturing should be environmentally sustainable, and a positive experience for the people who make our products. We deliver great products at great prices, by selling directly to our customers. Sidestepping high dealer markups. Our logo is an M and a T for My Trail, and a C for our home state of Colorado. Shaped like the trail markers of our favorite long distance trails, especially the Continental Divide Trail, our playground. Our people are seasoned outsiders, with a strong desire to treat any potential customer to the best products, and the best service they can. Our brand promise is to provide you with everything you need, and nothing you don't. Many great brands focus on epic mountain adventures. My Trail is focused on the trails in your life, and on helping you enjoy them more, and more often. We honor all trails, whether they are steep or flat, wilderness single track, or suburban sidewalk. And whether they take you from Canada to Mexico, or around your local park. GoLite did many things well. What GoLite did poorly, My Trail is doing differently. Most of GoLite's stores were larger and more costly than they needed to be. My Trail stores are modeled on GoLite's smallest, most profitable stores. GoLite stores were burdened with a broad and unprofitable casual apparel line. My Trail is built to just provide the apparel and equipment essential to enjoying your time outdoors. GoLite didn't carry non branded accessory items. My Trail and our customers have already benefited from our offering of essential accessories from other brands, and we'll expand that offering methodically. GoLite's margins were low, mainly because of the unprofitable casual apparel group. Our margins are much higher, because we're focused on technical apparel and equipment, and also because we're working closely with a strategic partner with global reach that has helped us realize significant cost savings, while improving quality. GoLite's headquarters cost were high, My Trails are low. Our small staff operates our online store out of the back of our retail store. From 1999 to 2011, GoLite sold primarily to dealers, so its business systems and staff were selected for wholesale. These were handicaps when GoLite transitioned to a retail model in 2012. My Trail is built for retail, and our products, systems, and people are all aligned for direct to customer success. GoLite never had a board of directors, and never accepted outside investment. We see daily benefits from the combined wisdom of a strong board, and over 270 customers who have invested in us. GoLite sold its brand to Timberland, so they could produce GoLite Footwear, and boost GoLite sales internationally. The promised benefits never materialized, and the relationship degraded when VF Corporation, owner of The North Face, bought Timberland. My Trail will always own its own brand. In 2016 and 16, My Trail raised its early capital, made its first products, hired core staff, opened online and physical stores, and supplies its first four international distributors. We achieved our first monthly profit in December 2016. Our line will more than double this spring, as we add 18 core styles of technical apparel, including storm shells, and hiking and running tops and bottoms. We're planning on tripling the line through the rest of the year, as we add more of our best packs, shelters, and down jackets and vests. From 2018 through 2020, we plan to make the rest of our best selling technical clothing and equipment, as well as introducing some new innovations. Each year we'll add a handful of small, high quality stores in well trafficked areas, of the best outdoor towns throughout Colorado. Product introductions and store count will go hand in hand, so we can sell through most of our product line optimally in season. After 2020, we plan to add locations outside Colorado. At first, through the American North West and West. As our product line sells best where there are lots of outdoor enthusiasts, experiencing all four seasons. We might accelerate growth through franchising, and we may add new product lines as well. In seven months last year, My Trail sold $250,000 online. With almost twice the time and more than three times the product, we plan on breaking one million dollars in online sales this year. By 2020, we plan to be selling almost as much online as GoLite was at its peak. My Trail's popup store sold $43,000 in November and December of 2016. As we expand the product line in a permanent store, we look to double that rate of sell over the course of the year. Through 2020, a few more stores and a few more products each season, should compound for strong growth. By 2020, we project still having fewer stores, and selling less than them than GoLite did at its peak, but having each of those stores being solidly profitable. My Trail cost of good sold has been under, and thus gross profit has been over 50% so far, and we expect that to continue. Sales, and marketing, and operating expenses will grow with sales, but should allow for healthy earnings. After interest and taxes, we expect to have positive and growing net income. By the end of our first five years, we expect to have healthy levels of retained earnings to fund growth after paying all dividends. My Trail's 10% dividend compares favorably with stock market returns, treasures, and bank rates. My Trail is offering non voting, non convertible preferred stock for five dollars per share. My Trail is selling shares to Colorado residents through a direct public offering on DPO.MyTrailCo.com. Non Colorado residents can purchase these same shares through WeFunder.com/MyTrail. The minimum investment is 200 shares for $1,000, from unaccredited investors. 1,000 shares for $5,000, from accredited investors. Shares earn 10% annual dividends, either paid in cash, or accrued from year to year. After five years, investors may require My Trail to buy back their shares, at the original purchase price, plus any accrued but unpaid dividends. After 10 years, My Trail may require investors to sell shares back to My Trail. Investors received 20% discounts on My Trail purchases, while holding the minimum investment. Transfer of shares is restricted short term, by applicable security laws in My Trail's Right of First Refusal. To invest, if you live in Colorado, please follow the straight forward steps at DPO.MyTrailCo.com. If you live outside Colorado, you can invest at WeFunder.com/MyTrail. The foregoing is merely a summary of certain key terms of this offering. Respective investors should carefully review all offering materials at DPO.MyTrailCo.com, or WeFunder.com/MyTrail, for details regarding the rights, preferences, privileges, and restrictions of the shares. Thank you for your consideration. We look forward to the opportunity to serve you as an investor, as well as a customer. We hope you'll make My Trail Company your trail company too.
[0:09:20]



Intro 7-7.mp4 (1m 12s) 1 speaker (Demetri C.)

[0:00:02] Demetri C.: Hi, my name is Demetri Coupounas. I started My Trail in 2015 to help people lighten up and enjoy the outdoors more with high performance apparel and equipment they can actually afford. We're now selling our core apparel and equipment styles on Mytrailco.com and in our flagship store on Pearl Street in Boulder. My Trail is built on the successes of my previous company GoLite. Most importantly, we're bringing back more and more improved versions of GoLite's best equipment and technical apparel designs each season. We're also doing some things very differently to be stronger and more sustainable. Our stores are much smaller and less costly to run for instance. We only sell the technical apparel and essential equipment that makes a real difference in our customers experience of the outdoors. We've started up the trail and invite you to join us. Our investors earn 10% annual dividends and get 20% off all My Trail products. Thank you for helping accelerate My Trail's early growth. I'm grateful to have your support while we build this company together. Please help us spread the word. We want My Trail company to be your trail company too. Thank you so much. We'd love to have you with us. [0:01:10]